FOR IMMEDIATE RELEASE

April 3, 2006

Contact:  Rosemarie Faccone

     Susan Jordan

     732-577-9997

MONMOUTH CAPITAL CORPORATION DECLARES DIVIDEND

FREEHOLD, NJ, April 3, 2006…..On April 3, 2006, the Board of Directors of Monmouth Capital Corporation (NASDAQ: MONM) declared a dividend of $0.25 a share, payable June 15, 2006 to shareholders of record May 15, 2006.

Eugene W. Landy, President, stated, “Future dividend policy will depend on the Company’s earnings, capital requirements, financial condition, availability and cost of bank financing and other factors considered relevant by the Board of Directors.”  Mr. Landy also stated, “Monmouth Capital Corporation is a very small REIT and is a company in transition.  Management believes MONM must grow to a $100 million asset REIT in order to operate efficiently. MONM is seeking new real property acquisitions in a very competitive market for acquisitions.”

Monmouth Capital Corporation is currently operating as a hybrid real estate investment trust (REIT), investing in real estate equities, mortgages, mortgage-backed securities and other REIT securities.

MONM is part of a family of REITs including UMH Properties, Inc. (AMEX:UMH), which invests in manufactured home communities, and Monmouth Real Estate Investment Corporation (NASDAQ:MNRTA), which invests in net-leased industrial properties on long-term leases to investment grade tenants.  It is MONM’s intention to pursue any real estate opportunities other than the specialized areas of UMH Properties, Inc. and Monmouth Real Estate Investment Corporation.

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